UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant     ☒         Filed by a Party other than the Registrant     ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SIGNET JEWELERS LIMITED

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT DATED MAY 19, 2025 FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 1, 2025

The following disclosures, dated June 27, 2025 (this “Supplement”), supplement the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Signet Jewelers Limited (the “Company”), filed with the Securities and Exchange Commission (“SEC”) on May 19, 2025 in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for the annual general meeting of shareholders (the "Annual Meeting") and any adjournment thereof.

Withdrawal of Nominee for Election to the Board of Directors

On June 27, 2025, the Company announced that Jonathan Seiffer, a member of the Board, resigned from the Board effective immediately following the conclusion of the Annual Meeting. In connection with Mr. Seiffer’s resignation, the size of the Board will be reduced from 12 to 11 members effective immediately following the conclusion of the Annual Meeting. Mr. Seiffer’s decision to resign was not due to any disagreement with the Company on any matter, including relating to its operations, policies or practices.

Mr. Seiffer was included as a Director Nominee in the Company’s definitive proxy statement and proxy card for the Annual Meeting. In connection with his resignation, Mr. Seiffer is no longer a nominee for re-election to the Board at the Annual Meeting, and the Company’s proxy materials are hereby amended to remove Mr. Seiffer as a nominee for consideration at the Annual Meeting. The Company’s remaining slate of nominees is otherwise unchanged. Previously voted proxies remain valid, other than with respect to Mr. Seiffer and the Company’s shareholders eligible to vote at the Annual Meeting may continue to use their proxy cards to vote their shares as to the Board’s remaining nominees and the other matters being voted on at the Annual Meeting.

Additional Information

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the re-election of Mr. Seiffer will not be voted with respect to his election but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the proxy card or submit instructions, disregarding Mr. Seiffer’s name as a nominee for election as director. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement under the section entitled “Shareholder Q&A”.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on such proxy cards.

Except as described in this Supplement, the information disclosed in the Proxy Statement continues to apply. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies. This Supplement has been filed with the SEC and is also available at www.proxyvote.com and www.proxydocs.com/SIG.

Sincerely,

Matt Shady
Corporate Secretary